Amendment No. 4 to Participation Agreement

by and among

Franklin Templeton Variable Insurance Products Trust

Franklin/Templeton Distributors, Inc.

The United States Life Insurance Company in the City of New York

(formerly “First SunAmerica Life Insurance Company”)

AIG Capital Services, Inc.

Franklin Templeton Variable Insurance Products Trust (the “Trust”), Franklin/Templeton Distributors, Inc. (the “Underwriter,” and together with the Trust, “we” or “us”), The United States Life Insurance Company in the City of New York (formerly “First SunAmerica Life Insurance Company”), and AIG Capital Services, Inc., your distributor (collectively, the “Company”, “you” or “your”), on your behalf and on behalf of certain Accounts, (individually a “Party”, collectively, the “Parties”) have previously entered into a Participation Agreement dated February 4, 2008, and subsequently amended October 11, 2010, January 1, 2012, September 10, 2014, and further modified by an addendum dated May 1, 2011 (the “Agreement”). The Parties now desire to amend the Agreement by this amendment (the “Amendment”).

Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated, the terms defined in the Agreement shall have the same meaning in this Amendment.

A M E N D M E N T

For good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree to amend the Agreement as follows:

1.	Schedules C and D of the Agreement are deleted and replaced in their entirety with the Schedules C and D attached hereto, respectively.

2.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, each of the Parties has caused its duly authorized officers to execute this Amendment as of August 31, 2015.

The Trust: Only on behalf of each Portfolio listed on Schedule C of the Agreement.	FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST

By: /s/ KAREN L. SKIDMORE
	Name:	Karen L. Skidmore
	Title:	Vice President

The Underwriter:	FRANKLIN/TEMPLETON DISTRIBUTORS, INC.

By: /s/ CHRISTOPHER A. FELCHLIN
	Name:	Christopher A. Felchlin
	Title:	Vice President

The Company:	THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

By: /s/ BRYAN PINSKY
	Name:	Bryan Pinsky
	Title:	Senior Vice President Individual Accounts

The Distributor:	AIG CAPITAL SERVICES, INC.

By: /s/ STEPHEN A. MAGINN
	Name:	Stephen A. Maginn
	Title:	Senior Vice President

Schedule C

Available Portfolios and Classes of Shares of the Trust

1.	Franklin Founding Funds Allocation VIP Fund, Class 2
2.	Franklin Income VIP Fund, Class 2
3.	Franklin Mutual Global Discovery VIP Fund, Class 2
4.	Franklin Mutual Shares VIP Fund, Class 2
5.	Franklin Rising Dividends VIP Fund, Class 2
6.	Franklin Strategic Income VIP Fund, Class 2
7.	Templeton Global Bond VIP Fund, Class 2

In addition to portfolios and classes of shares listed above, any additional Portfolios and classes of shares other than Class 3 shares are included in this Schedule C listing provided that:

(1)	the General Counsel of Franklin Templeton Investments receives from a person authorized by you a written notice in the form attached (which may be electronic mail or sent by electronic mail) (“Notice”) identifying this Agreement as provided in the Notice and specifying: (i) the names and classes of shares of additional Portfolios that you propose to offer as investment options of the Separate Accounts under the Contracts; and (ii) the date that you propose to begin offering Separate Account interests investing in the additional Portfolios under the Contracts; and

(2)	we do not within ten (10) Business Days following receipt of the Notice send you a writing (which may be electronic mail) objecting to your offering such Separate Accounts investing in the additional Portfolios and classes of shares under the Contracts.

Provided that we do not object as provided above, your Notice shall amend, supplement and become a part of this Schedule C and the Agreement.

FORM OF NOTICE PURSUANT TO SCHEDULE C

OF PARTICIPATION AGREEMENT

To:	General Counsel c/o

Linda Lai (Llai@frk.com;) or Kevin Kirchoff (kkircho@frk.com)

Fax: 650 525-7059

Franklin Templeton Investments

1 Franklin Parkway,

Bldg. 920, 2nd Floor

San Mateo, CA 94402

With respect to the following agreement(s) (collectively, the “Agreement”)

(please reproduce and complete table for multiple agreements):

Date of Participation Agreement:
Insurance Company(ies):
Insurance Company Distributor(s):

As provided by Schedule C of the Agreement, this Notice proposes to Franklin Templeton Variable Insurance Products Trust, and Franklin/Templeton Distributors, Inc. the addition as of the offering date(s) listed below of the following Portfolios as additional investment options listed on Schedule C:

Names and Classes of Shares of Additional Portfolios

Listing of current classes for your reference:

Class 1 (no 12b-1 fee);

Class 2 (12b-1 fee of 25 bps);

Class 4 (12b-1 fee of 35 bps); or

Class5 (12b-1 fee of 15 bps).

Offering Date(s)

Name and title of authorized person of insurance company:

Contact Information:

Schedule D

Contracts of the Company

All variable annuity contracts issued by the Separate Accounts listed on Schedule B of this Agreement.

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